Exhibit 10.5

SECOND AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

For Licensing Patent Rights

This Second Amendment is made and entered into as of July 20, 2006 (the “Second Amendment Effective Date”) by and between THE REGENTS OF THE UNIVERSITY OF COLORADO, a body corporate, having its principal office at 201 Regent Hall, Regent Drive, Boulder, CO 80309 (hereinafter “University”) and ARCA Discovery, Inc., a Delaware corporation having its principal office at 1200 17th Street, Suite 620, Denver, CO 80202 (hereinafter “Licensee”).

WITNESSETH

WHEREAS, the parties entered into an Exclusive License Agreement on October 14, 2005 (the “License Agreement”); and

WHEREAS, the License Agreement was subsequently amended on June 23, 2006; and

WHEREAS, pursuant to the terms of the License Agreement, Licensee has an option to exclusively license the Inventions (as defined in the License Agreement); and

WHEREAS, University owns certain Patent Rights (as defined in the License Agreement) relating to two biologic pathways involving proteins known as “YY1 and Cardiac Hypertrophy” and “ERK1/2 and Cardiac Hypertrophy”, and identified as University Case nos. CU1402H and CU1403H, as set forth on Appendix A hereto (collectively, the “YY1 and ERK1/2 Patent Rights” or the “Inventions”), developed by inventors Carmen Sucharov et al; and

WHEREAS, Licensee desires to extend the time period for exercising this option while it investigates the commercial potential of the Inventions; and

WHEREAS, University desires to have Licensee license the Inventions and is willing to extend the option period in order to allow Licensee additional time to evaluate the Inventions.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

1.01	Any defined terms not defined herein shall have the same meaning as defined in the License Agreement.

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ARTICLE 2. EXTENSION OF OPTION

2.01	The License Agreement is hereby amended to grant Licensee an exclusive option to license the YY1 and ERK1/2 Patent Rights, on the terms provided for in the License Agreement (except as otherwise modified herein), which option shall expire on the one-year anniversary of the date of this Second Amendment.

2.02	The license fee for each of the Inventions shall be [ * ], as provided in Section 2.03 (b)(2) of the License Agreement, with the following modification: In the event that Licensee does not pay the license fee for one or both Inventions within 60 days of the execution of this Second Amendment, the license fee for the Inventions that remain unlicensed shall [ * ] for the remainder of the option period.

2.03	Licensee shall be responsible for the preparation and filing, [ * ] of PCT patent applications (and additional U.S. utility applications if so preferred by Licensee) for the YY1 and ERK1/2 Patent Rights. Licensee shall also be responsible for the diligent prosecution of such applications during the option period, or until the receipt of written notice from Licensee declining the Option, whichever is earlier, [ * ]. Licensee shall keep University advised as to the status of the YY1 and ERK1/2 Patent Rights by providing University, in a timely manner prior to their due date, with copies of all official documents and material correspondence relating to the prosecution, maintenance and validity of the YY1 and ERK1/2 Patent Rights.

ARTICLE 3. PERFORMANCE MILESTONES

3.01	The following Performance Milestones shall, with respect to the Inventions only, be substituted for the Performance Milestones in Appendix E of the License Agreement, but shall:

a. On or before January 1, 2008, Licensee shall deliver to University a business plan that communicates the Licensee’s product development and marketing (strategic, tactical and financial) plans for the Inventions. This document shall include forecasts showing the funds, personnel and time budgeted and planned for development of any Licensed Product(s) and Licensed
Process(es) incorporating the Inventions. Licensee shall provide similar reports or updates, as the case may be, to University on [ * ].

b. Licensee agrees that if any particular patent application or issued patent that is a part of the YY1 or ERK1/2 Patent Rights is not developed, sublicensed, being diligently used in research and development, or being diligently pursued for commercialization, within two (2) years of the filing of the respective Patent Cooperation Treaty (PCT) or United States Utility Application, Licensee shall relinquish all rights to that portion of the Patent Rights to University without additional compensation, credit or refund of any amounts paid.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

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ARTICLE 4. MISCELLANEOUS

4.01	Except as expressly amended by this Second Amendment, all provisions of the License Agreement shall remain in full force and effect.

4.02	This Second Amendment shall be governed by and construed in accordance with the laws of the State of Colorado.

4.03	The provisions and clauses of this Second Amendment are severable, and in the event that any provision or clause is determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions and clauses hereof.

IN WITNESS WHEREOF the parties hereto have caused this Second Amendment, which is effective on the Second Amendment Effective Date, to be executed in duplicate by their respective duly authorized officers.

University:		Licensee:

The Regents of the University of Colorado		ARCA Discovery, Inc.

By:	/s/ David N Allen	By:	/s/ Michael Bristow
Title:	Associate VP	Title:	President and Chief Executive Officer
Date:	August 9, 2006	Date:	August 11, 2006

Approved as to Legal Sufficiency:

By:	Illegible
Title:
Date:

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APPENDIX A

[ * ]

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

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